                                                                    EXHIBIT 11.1

                              SUMMIT DESIGN, INC.

      COMPUTATION OF SHARES USED IN PRO FORMA NET INCOME (LOSS) PER SHARE

                                   YEAR ENDED DECEMBER 31,
                               --------------------------------
                                                                 THREE MONTHS
                                                                    ENDED
                                  1993       1994       1995    MARCH 31, 1996
                               ---------- ---------- ---------- --------------
Weighted average shares out-
 standing.....................  1,541,922  1,842,108  1,872,508    1,908,627
Common stock issued (1).......     82,163     82,163     82,163       82,163
Stock options (2).............    320,103    320,103    320,103      320,103
Preferred shares (3)..........  9,103,346  9,103,346  9,103,346    9,103,346
                               ---------- ---------- ----------   ----------
                               11,047,534 11,347,720 11,378,120   11,414,239
                               ========== ========== ==========   ==========
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(1) Assumes issuance of all common shares issued within one year of the date of the initial filing of this Registration Statement as outstanding for all periods presented.
(2) Assumes exercise of options issued within one year of the date of the initial filing of this Registration Statement which options are considered exercised in all periods presented.
(3) Assumes conversion of all preferred shares outstanding as of the date of the filing of this Registration Statement which shares are considered outstanding for all periods presented.